Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION

OF United States Lime & Minerals, Inc., as amended

First:

The name of this corporation is United States Lime & Minerals, Inc.

Second:

The purposes for which the corporation is organized are to mine, produce, process and sell minerals of every kind and to buy, sell, and deal in personal property, real property and services subject to Part Four of the Texas Miscellaneous Corporation Laws Act.

Third:

The street address of the registered office of the corporation is 1999 Bryan St., Ste. 900, Dallas, Texas 75201-3136, and the name of its registered agent at such address is CT Corporation System.

Fourth:

The period of duration of the corporation is perpetual.

Fifth:

The number of directors of the corporation shall be as fixed by the bylaws but shall not be less than three.

Sixth:

The aggregate number of shares which the corporation shall have authority to issue is Thirty Million Five Hundred Thousand (30,500,000) divided into: one class of Thirty Million (30,000,000) shares of Common Stock, $.10 par value each, and one class of Five Hundred Thousand (500,000) shares of Preferred Stock, $5.00 par value each, which may be divided into and issued in Series as follows:

6.1The Board of Directors is authorized, from time to time, to divide the Preferred Stock into Series, to designate each Series, to fix and determine separately for each Series any one or more of the following relative rights and preferences, and to issue shares of any Series then or previously designated, fixed and determined:

(A)   the rate of dividend;

(B)   the price at and the terms and conditions on which shares may be redeemed;

(C)   the amount payable upon shares in event of involuntary liquidation;

(D)   the amount payable upon shares in event of voluntary liquidation;

(E)   sinking fund provisions (if any) for the redemption or purchase of shares;

(F)   the terms and conditions on which shares may be converted if the shares of any Series are issued with the privilege of conversion; and

(G)   voting rights (including the number of votes per share, the matters on which the shares can vote, and the contingencies which make the voting rights effective).

6.2All shares of Common Stock shall have identical rights with each other. Except as provided in this Article Sixth, all shares of Preferred Stock shall have preferences, limitations, and relative rights identical with each other. Except as otherwise expressly provided by laws, shares of Preferred Stock shall have only the preferences and relative rights expressly stated in this Article Sixth.

6.3(a)The Preferred Stock at the time outstanding shall be entitled to receive, when and as declared by the Board of Directors, out of any funds legally available therefor, dividends at the rate fixed by the Board of Directors (pursuant to paragraph 6.1 above), and no more, payable at the date or dates fixed by the Board of Directors.

6.3(b)Dividends on Preferred Stock shall be cumulative from date of issue. Cumulations of dividends shall not bear interest.

6.3(c)No dividend shall be declared or paid on Common Stock (other than a dividend payable in common stock of the corporation), and no Common Stock shall be purchased by the corporation, unless full dividends on outstanding Preferred Stock for all past dividend periods and for the current dividend period shall have been declared and paid.

6.3(d)No dividend shall be declared on any Series of Preferred Stock: (1) for any dividend period unless all dividends cumulated for all prior dividend periods shall have been declared or shall then be declared at the same time upon all Preferred Stock then outstanding; or (2) unless a dividend for the same period shall be declared at the same time upon all Preferred Stock then outstanding in like proportion to the dividend rate then declared.

6.4In event of dissolution, liquidation, or winding up of the corporation (whether voluntary or involuntary), after payment or provision for payment of debts but before any distribution to the holders of Common Stock, the holders of each Series of Preferred Stock then outstanding shall be entitled to receive the amount fixed by the Board of Directors (pursuant to paragraph 6.1 above) plus a sum equal to all cumulated but unpaid dividends (whether or not earned or declared) to the date fixed for distribution, and no more. All remaining assets shall be distributed pro rata among the holders of Common Stock. If the assets distributable among the holders of Preferred Stock are insufficient to permit full payment to them, the entire assets shall be distributed among the holders of the Preferred Stock in proportion to their respective liquidation preferences. None of the following events is a dissolution, liquidation, or winding up within the meaning of this paragraph: consolidation, merger, or reorganization of the corporation with any other corporation or corporations, sale of all or substantially all of the assets of the corporation, or any purchase or redemption by the corporation of any of its outstanding shares.

6.5(a)All or any part of any one or more Series of Preferred Stock may be redeemed at any time or times at the option of the corporation, by resolution of the Board of Directors, in accordance with the terms and conditions of this Article Sixth and those fixed by the Board of Directors (pursuant to paragraph 6.1 above). The corporation may redeem shares of any one or more Series without redeeming shares of any other Series. If less than all of the shares of any Series are to be redeemed, the shares of the Series to be redeemed shall be selected ratably or by lot or by any other equitable method determined by the Board of Directors.

6.5(b)Notice shall be given to the holders of shares to be redeemed, either personally or by mail, not less than twenty (20) nor more than fifty (50) days before the date fixed for redemption.

6.5(c)Redeemed shares shall be paid in cash or property or rights (including securities of this corporation or another corporation), the amount fixed by the Board of Directors (pursuant to paragraph 6.1 above) plus a sum equal to all cumulated but unpaid dividends (whether or not earned or declared) to the date fixed for redemption, and no more.

6.5(d)On or before the date fixed for redemption, the corporation may provide for payment of a sum sufficient to redeem the shares called for redemption either (1) by setting aside the sum, separate from its other funds, in trust for the benefit of the holders of the shares to be redeemed, or (2) by depositing such sum in a bank or trust company (either one in Texas having capital and surplus of at least ten million dollars ($10,000,000) according to its latest statement of condition, or one anywhere in the United States duly appointed and acting as transfer agent of the corporation] as a trust fund, with irrevocable instructions and authority to the bank or trust company to give or complete the notice of redemption and to pay, on or after the date fixed for redemption, the redemption price on surrender of their respective share certificates. The holders may be evidenced by a list certified by the corporation (by its president or a vice president and by its secretary or an assistant secretary) or by its transfer agent. If the corporation so provides for payment, then from and after the date fixed for redemption: (a) the shares shall be deemed to be redeemed, (b) dividends thereon shall cease to accrue, (c) such setting aside or deposit shall be deemed to constitute full payment for the shares, (d) the shares shall no longer be deemed to be outstanding, (e) the holders thereof shall cease to be shareholders with respect to such shares, and (f) the holders shall have no rights with respect thereto except the right to receive (without interest) their proportionate shares of the funds so set aside or deposited upon surrender of their respective certificates, and any right to convert such shares which may exist. Any interest accrued on funds so set aside or deposited shall belong to the corporation. If the holders of the shares do not, within six (6) years after such deposit, claim any amount so deposited for redemption thereof, the bank or trust company shall upon demand pay over to the corporation the balance of the funds so deposited, and the bank or trust company shall thereupon be relieved of all responsibility to such holders.

6.5(e)Shares of Preferred Stock which are redeemed shall be cancelled and shall be restored to the status of authorized but unissued shares.

6.6Except as specified in paragraph 6.3(c) nothing herein shall limit the right of the corporation to purchase any of its outstanding shares in accordance with law, by public or private transaction.

6.7Except as fixed by the Board of Directors (pursuant to paragraph 6.1 above), and except as otherwise expressly provided by law, all voting power shall be in the Common Stock and none in the Preferred Stock. Where Preferred Stock as a class has voting power, all series of Preferred Stock shall be a single class. The affirmative vote of the holders of a majority of the outstanding shares of the Preferred Stock shall be sufficient for any action which requires the vote or concurrence of such class.

6.8No holder of any stock of the corporation shall be entitled as a matter of right to purchase or subscribe for any part of any stock of the corporation, presently authorized or of any additional stock of any class to be issued by reason of any increase of the authorized stock of the corporation or of any bonds, certificates of indebtedness, debentures or other securities convertible into stock of the corporation, but any stock presently authorized or any such additional authorized issue of new stock or of securities convertible into stock may be issued and disposed of by the Board of Directors to such persons, firms, corporations or associations for such consideration and upon such terms and in such manner as the Board of Directors may in their discretion determine without offering any thereof on the same terms or on any terms to the shareholders then of record or to any class of shareholders.

6.9The corporation shall be entitled to treat the person in whose name any share, right or option is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in such share, right or option on the part of any other person, whether or not the corporation shall have notice thereof, save as may be expressly provided by the laws of the State of Texas.

6.10A director shall be fully protected in relying in good faith upon the books of account of the corporation or statements prepared by any of its officials as to the value and amount of the assets, liabilities and/or net profits of the corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.

6.11Without action by the shareholders, a share of stock may be issued by the corporation from time to time for such consideration as may be fixed from time to time by the Board of Directors thereof, and any and all such shares so issued, the full consideration for which has been paid or delivered, shall be deemed fully paid stock and not liable to any further call or assessment thereon; and the holder of such shares shall not be liable for any further call or assessment thereon, or for any other payment thereon.

Seventh:

Cumulative voting in the election of directors is prohibited.

Eighth:

The power and authority to alter, amend, repeal, or adopt Bylaws of the corporation is expressly delegated by the stockholders to the Board of Directors.

Ninth:

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for acts or omissions in such director’s capacity as a director except for liability (i) for a breach of a director’s duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; (iv) for acts or omissions for which liability of a director is expressly provided by statute; or (v) for an act related to an unlawful stock repurchase or payment of a dividend.